U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed  pursuant to Section  16(a) of the  Securities  Exchange Act of 1934,
     Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(  ) Check this box if no longer subject to Section 16.
     Form 4 or Form 5 obligations may continue.  See Instruction 1(b).

1.   Name and Address of Reporting Person

     Barry Feiner
     170 Falcon Court
     Manhasset, NY  11030

2.   Issuer Name and Ticker or Trading Symbol

     Fortune Natural Resources Corporation - FPXA

3.   IRS or Social Security Number of Reporting Person (Voluntary)



4.   Statement for Month/Year

     April 2000

5.   If Amendment, Date of Original (Month/Year)

6.   Relationship of Reporting Person to issuer (Check all applicable)
     (X)  Director  ( )  10% Owner  ( )  Officer (give title below)
     ( )  Other (specify below)


-----------------------------------------------------------------------------------------------------------------------------------
TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
-----------------------------------------------------------------------------------------------------------------------------------
1. Title of   |2. Transaction |3. Transaction  |4. Securities          | 5. Amount of        |6. Ownership Form:|7. Nature of
   Derivative |   Date        |   Code         |   Acquired (A) or     |    Securities       |    Direct (D) or |   Indirect
   Security   |               |                |   Disposed of (D)     |    Beneficially     |    Indirect (I)  |   Beneficial
              |   (Month/Day/ |   (Instr. 8)   |   Instr. 3, 4 and 5)  |    Owned at End     |                  |   Ownership
              |    Year)      |        |       |        | (A) or|      |    of Month         |                  |
              |               |  Code  |  V    | Amount | (D)   | Price|    (Instr. 3 and 4) |    (Instr. 4)    |   (Instr. 4)
-------------- --------------  ----------------  ----------------------  ------------------   -----------------  --------------

Common Stock   4/4/2000        J*                3,636    A       $0.6875 29,350               D

Common Stock                                                               5,000               I                 Shares owned by
                                                                                                                 wife- Janet
                                                                                                                 Portelly


*Shares paid as payment for 1st quarter 2000 board of director fees.


-----------------------------------------------------------------------------------------------------------------------------------
TABLE II - Derivative  Securities  Acquired,  Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------------
1.Title  |2.Conver-   |3.Trans- |4.Transac- |5.Number of   |6.Date Exer-   |7.Title and     |8.Price|9.Number  |10.Owner- |11.Nature
  of     |  sion or   |  action |  tion     |  Derivative  |  cisable and  |  Amount of     | of    |  of      |   ship   |   of In-
  Deriva-|  Exercise  |  Date   |  Code     |  Securities  |  Expiration   |  Underlying    | Deriv-|  Deriv-  |   Form of|   direct
  tive   |  Price of  |         |           |  Acquired (A)|  Date         |  Securities    | ative |  ative   |   Deriv- |   Bene-
  Secur- |  Derivative|         |           |  or Disposed |               |                | Secur-|  Secur-  |   ative  |   ficial
  ity    |  Security  |  (Month/|  (Instr.  |  of (D)      |               |  (Instr. 3     | ity   |  ities   |   Secu-  |   Owner-
  (Instr.|            |   Day/  |    8)     |              |  (Month/Day/  |  and 4)        |       |  Bene-   |   rity:  |   ship
   3)    |            |   Year) |           |  (Instr. 3,  |  Year)        |                |(Instr.|  ficially|   Direct |
         |            |         |           |   4 and 5)   |               |                |  5)   |  Owned   |   (D) or |  (Instr.
         |            |         |           |              |               |                |       |  at End  |   Indi-  |    4)
         |            |         |           |              |               |      |Amount   |       |  of Month|   rect   |
         |            |         |           |              |Date   |Expira-|      |or       |       |  (Instr. |   (I)    |
         |            |         |     |     |     |        |Exer-  |tion   |      |Number   |       |    4)    |  (Instr. |
         |            |         |Code | V   |(A)  | (D)    |cisable|Date   |Title |of Shares|       |          |   4)     |
--------  -----------  --------- ----------  -------------  --------------- ---------------  ------- ---------- ---------- ---------

Stock
Options                                                                                              37,500     D(1)
                                                                                                                (unchanged)
Stock
Options                                                                                              36,000     D(2)
                                                                                                                (unchanged)
Stock
Options                                                                                              37,500     D(3)
                                                                                                                (unchanged)

Stock                                                                                                38,250     D(4)
Options                                                                                                         (unchanged)

Stock                                                                                                36,000     D(5)
Options                                                                                                         (unchanged)


Private
Warrants                                                                                             10,000     I(6)        Shares
(formerly                                                                                                       (unchanged) owned by
public)                                                                                                                     wife -
                                                                                                                            Janet
                                                                                                                            Portelly

Private
Warrants                                                                                             66,667     I(7)        Shares
                                                                                                                (unchanged) owned by
                                                                                                                            wife -
                                                                                                                            Janet
                                                                                                                            Portelly
Con-
vertible
Prom-
issory
Notes                                                                                                66,667     I(8)        Shares
                                                                                                                (unchanged) owned by
                                                                                                                            wife -
                                                                                                                            Janet
                                                                                                                            Portelly

(1) This number comprises the total number of shares underlying the 2000 Grant (award) under the Company's 1998 Multi-Year Incentive Stock Option Plan.

(2) This number comprises the total number of shares underlying the 1999 Grant (award) under the Company's 1998 Multi-Year Incentive Stock Option Plan.

(3) This number comprises the total number of shares underlying the 1998 Grant (award) under the Company's 1993 Multi-Year Incentive Stock Option Plan.

(4) This number comprises the total number of shares underlying the 1997 Grant (award) under the Company's 1993 Multi-Year Incentive Stock Option Plan.

(5) This number comprises the total number of shares underlying the 1996 Grant (award) under the Company's 1993 Multi-Year Incentive Stock Option Plan.

(6) The Private Warrants are owned by Mr. Feiner's wife. He disclaims any beneficial ownership of the warrants.

(7) The Private Warrants are owned by Mr. Feiner's wife. He disclaims any beneficial ownership of the warrants.

(8) This number comprises the total number of shares into which the Promissory Notes may be converted at the option of the holder. The Convertible Promissory Notes are owned by Mr. Feiner's wife. He disclaims any beneficial ownership of the notes.

SIGNATURE  OF REPORTING PERSON

/s/ Barry Feiner
------------------------

DATE
May 1, 2000